Exhibit 10.20

Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[*]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) is the type that the registrant treats as private or confidential.

Execution Version

Amendment No. 2 to 2023 Prepayment Agreement

This Amendment No. 2 (this “Amendment”) to the Prepayment Agreement entered into as of February 25, 2023 (the “2023 Prepayment Agreement”), is entered into by and between Globalstar, Inc., a Delaware corporation with its principal place of business at 1351 Holiday Square Blvd., Covington, Louisiana 70433, United States (“Supplier”) and Apple Inc., a California corporation with an address at One Apple Park Way, Cupertino, California 95014, United States (“Apple”).

This Amendment is effective as of November 5, 2024 (the “Amendment Effective Date”).

WHEREAS, pursuant to the 2023 Prepayment Agreement, Apple agreed, among other things, to make a prepayment to Supplier as payment in advance for the purchase of Services by Apple pursuant to the Supply Agreements. Except as otherwise provided, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the 2023 Prepayment Agreement;

WHEREAS, Apple and Supplier are now entering into a 2024 Prepayment Agreement, pursuant to which Apple has agreed, subject to certain conditions described below, to make an additional prepayment to Supplier of up to One Billion Three Hundred Thirty Forty Six Million Four Hundred Fifty Eight Thousand Two Hundred and Two United States Dollars (USD$1,346,458,202 as payment in advance for the purchase of Services by Apple or Apple Affiliates pursuant to the Supply Agreements with the aggregate of such prepayments actually made (and not returned) pursuant hereto (the “2024 Prepayment Agreement”);

WHEREAS, in connection with the 2024 Prepayment Agreement, the parties have agreed to amend certain provisions of the 2023 Prepayment Agreement;

NOW, THEREFORE, in consideration of the promises herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Agreement

Supplier and Apple agree that the 2023 Prepayment Agreement shall be amended as follows:

1. Amendments

1.1. Section 2(c) is hereby amended and replaced by the following:

(c) [*].

1.2. Section 5(b) is here by deleted.

1.3. Section 5(d) is hereby amended and replaced by the following:

(d) One hundred percent (100%) of any equity or debt issuance proceeds above the amount required to meet Supplier’s obligation in the Supply Agreements to fund the remaining 50% of P2 Capex as of the date of issuance or otherwise to maintain Minimum Cash as specified herein (excluding, for clarity, the proceeds of the refinancing of the Existing Debt or the 2024 Prepayment or Apple’s cash equity investment).

1.4. [*].

1.5 [*].

2. Miscellaneous

2.1. Remaining Terms and Conditions. All other terms and conditions of the 2023 Prepayment Agreement thereto remain in full force and effect. In the event of a conflict between the terms of the 2023 Prepayment Agreement and the terms of this Amendment, this Amendment will govern and shall be deemed to amend or modify the 2023 Prepayment Agreement.

2.2. Complete Agreement. This Amendment along with the 2023 Prepayment Agreement, together with any documents referenced herein or therein constitute the complete and exclusive agreement between the parties superseding all contemporaneous and prior agreements (written and oral) and all other communications between them relating to its subject matter. The parties acknowledge that they are not relying on any written or oral agreement, representation, warranty, or understanding of any kind made by any of the parties or any employee or agent of the parties except the 2023 Prepayment Agreement.

2.3. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but which collectively constitute one and the same instrument.

Acknowledged and agreed by their duly authorized representatives.

Apple Inc.	Globalstar, Inc.
By: /s	By: /s/ Rebecca Clary
Name: Customer Authorized Signatory	Name: Rebecca Clary
Title:	Title: VP and Chief Financial Officer
Date:	Date:

[*]